                                                                    EXHIBIT 13.1

AUDITORS' REPORT TO THE DIRECTORS AND SHAREHOLDERS OF HOLISTIC SYSTEMS LIMITED (NOW SEAGATE SOFTWARE INFORMATION MANAGEMENT GROUP LIMITED)

We have audited the accompanying consolidated balance sheet of Holistic Systems Limited (now Seagate Software Information Management Group Limited) as at 31 March 1996 and 31 March 1995 and the consolidated profit and loss account and cashflow statement for the years ended 31 March 1996 and 31 March 1995 ("the consolidated accounts").

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

The directors are responsible for preparing consolidated accounts that give a true and fair view of the state of affairs of the group and of the profit or loss of the group for its financial year. In doing so the directors are required to:

 .  select suitable accounting policies and apply them consistently
 .  make judgements and estimates that are reasonable and prudent
 .  state whether applicable accounting standards have been followed, subject to any material departures disclosed and explained in the consolidated accounts . prepare consolidated accounts on the going concern basis unless it is inappropriate to presume that the group will continue in business.

The directors are responsible for maintaining proper accounting records that disclose with reasonable accuracy at any time the financial position of the group. They are also responsible for safeguarding the assets of the group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

It is our responsibility to form an independent opinion, based on our audit, on those consolidated accounts and to report our opinion to you.

BASIS OF OPINION

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board in the United Kingdom. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the consolidated accounts. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the consolidated accounts and of whether the accounting policies are appropriate to the group's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the consolidated accounts are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the consolidated accounts.

OPINION

In our opinion, the consolidated accounts give a true and fair view of the state of the group's affairs as at 31 March 1996 and 31 March 1995 and of its profit and cash flows for the years ended 31 March 1996 and 31 March 1995.

Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of the consolidated retained profit for the year ended 31 March 1996 to the extent summarised in note 25.

/s/ Moores Rowland

Moores Rowland
Chartered Accountants
Registered Auditors

London, United Kingdom


30 September 1997

HOLISTIC SYSTEMS LIMITED

CONSOLIDATED PROFIT AND LOSS ACCOUNT
Year ended 31 March 1996


                                                 1996          1995
                              Note           (Pounds)      (Pounds)
TURNOVER                       2           16,178,670    11,747,445

Cost of sales                              (1,396,414)     (962,170)
                                          -----------    ----------
GROSS PROFIT                               14,782,256    10,785,275

Administrative expenses                   (12,913,259)   (9,384,479)
                                          -----------    ----------
OPERATING PROFIT                            1,868,997     1,400,796

Investment income              3               99,097        38,145

Interest payable               4               (5,396)       (8,888)
                                          -----------    ----------
PROFIT ON ORDINARY
ACTIVITIES BEFORE TAXATION     5            1,962,698     1,430,053

Tax on profit on ordinary
activities                     7             (905,557)     (579,387)
                                          -----------    ----------
PROFIT ON ORDINARY
ACTIVITIES AFTER TAXATION                   1,057,141       850,666

Dividends                      8               (8,744)      (14,300)
                                          -----------    ----------
RETAINED PROFIT FOR THE YEAR   15           1,048,397       836,366
                                          ===========     =========

All disclosures relate only to continuing operations.


STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

                                                 1996          1995
                                             (Pounds)      (Pounds)
Profit for the financial year               1,057,141       850,666

Currency translation differences on
foreign currency net investments               86,342       (18,479)
                                          -----------     ---------
                                            1,143,483       832,187
                                          ===========     =========


The accompanying notes form part of these consolidated accounts.

HOLISTIC SYSTEMS LIMITED

CONSOLIDATED BALANCE SHEET
As at 31 March 1996


                                                                      1996                     1995

                                      Note          (Pounds)       (Pounds)     (Pounds)    (Pounds)

FIXED ASSETS

Tangible assets                       9                            610,948                  471,077

CURRENT ASSETS

Debtors                               10          4,915,675                   3,571,325
Cash at bank and in hand                          2,395,532                   1,903,185
                                                  ---------                   ---------
                                                  7,311,207                   5,474,510
CREDITORS  amounts falling
due within one year                   11          4,408,467                  3,241,289
                                                  ---------                  ---------
NET CURRENT ASSETS                                                2,902,740               2,233,221
                                                                  ---------               ---------
TOTAL ASSETS LESS
CURRENT LIABILITIES                                               3,513,688               2,704,298

CREDITORS  amounts falling
due after more than one year          12                             64,043                       -

Provisions for liabilities
and charges                           21                             73,107                  74,526
                                                                  ---------               ---------
TOTAL NET ASSETS                                                  3,376,538               2,629,772
                                                                  =========               =========


CAPITAL AND RESERVES

Called up share capital               13                             10,000                 409,925
Share premium                         14                             48,396                  36,444
Capital redemption reserve            15                            400,000                       -
Profit and loss account               15                          2,918,142               2,183,403
                                                                  ---------               ---------
(Shareholders' funds include          22                          3,376,538               2,629,772
non-equity interests)                                             =========               =========


The accompanying notes form part of these consolidated accounts.

HOLISTIC SYSTEMS LIMITED

CONSOLIDATED CASHFLOW STATEMENT
Year ended 31 March 1996

                                              Note          1996          1995
                                                        (Pounds)      (Pounds)
NET CASH INFLOW FROM OPERATING
ACTIVITIES                                     16      1,899,620     1,918,420

RETURNS ON INVESTMENTS AND SERVICING
OF FINANCE
Interest received                                         99,097        38,145
Interest paid                                               (628)       (8,878)
Interest element of hire purchase payments                (4,768)          (10)
Dividends paid                                           (14,300)      (11,143)
                                                       ---------     ---------
NET CASH INFLOW FROM RETURNS
ON INVESTMENTS AND SERVICING OF FINANCE                   79,401        18,114
                                                       ---------     ---------
TAXATION
U.K. corporation tax paid                               (353,747)     (259,000)
Overseas tax paid, including
  withholding tax                                       (254,581)     (261,446)
                                                       ---------     ---------
TAX PAID                                                (608,328)     (520,446)

INVESTING ACTIVITIES
Purchase of tangible fixed assets                       (563,472)     (486,556)
Proceeds from disposal of fixed assets                    10,000             -
                                                       ---------     ---------
NET CASH OUTFLOW FROM
  INVESTING ACTIVITIES                                  (553,472)     (486,556)
                                                       ---------     ---------
NET CASH INFLOW BEFORE FINANCING                         817,221       929,532

FINANCING
Net cash (outflow)/inflow from share capital   19       (387,973)       26,235
New hire purchase loan                                    69,886             -
Capital element of hire purchase payments                 (6,787)       (9,987)
                                                       ---------     ---------
NET CASH (OUTFLOW)/INFLOW FROM FINANCING                (324,874)       16,248
                                                       ---------     ---------
INCREASE IN CASH                                         492,347       945,780

CASH BALANCES AT 1 APRIL 1995/1994                     1,903,185       957,405
                                                       ---------     ---------
CASH BALANCES AT 31 MARCH 1996/1995            17      2,395,532     1,903,185
                                                       =========     =========

The accompanying notes form part of these consolidated accounts.

HOLISTIC SYSTEMS LIMITED

NOTES TO THE ACCOUNTS


1. ACCOUNTING POLICIES

   ACCOUNTING CONVENTION

   The accounts have been prepared under the historical cost convention and in accordance with applicable accounting standards.

   BASIS OF CONSOLIDATION

   The group accounts consolidate the accounts of the company and its subsidiaries.

   DEPRECIATION OF TANGIBLE FIXED ASSETS

   Depreciation is provided on all tangible fixed assets so as to write them off over their anticipated useful lives at the following annual rates on a straight line basis:

   Leasehold property               -   20%  or to next rent review if greater
   Office equipment and fittings    -   20%
   Computer equipment               -   33%
   Motor vehicles                   -   25%

   FOREIGN CURRENCIES

   Assets and liabilities expressed in foreign currencies are translated at the rates of exchange ruling at the balance sheet date. Transactions in foreign currencies are translated at the rate ruling at the date of the transaction. Differences arising are dealt with in the profit and loss account. The results of overseas companies are translated at the rate of exchange ruling at the balance sheet date. Exchange differences arising on the retranslation of opening reserves of subsidiaries are taken to group reserves.

   FINANCE LEASES AND HIRE PURCHASE CONTRACTS

   Assets being acquired under finance leases and hire purchase contracts are capitalised in the balance sheet and are depreciated over their anticipated useful lives. The obligation to make future rental payments, net of future finance charges, is recognised as a liability in the balance sheet. The interest element of the lease and hire purchase payments is charged to the profit and loss account at a constant rate over the period of the agreement. Rentals under operating leases are charged to the profit and loss account as incurred.

   DEFERRED TAXATION

   Deferred taxation is calculated using the liability method and provision is made to the extent that it is probable that such tax will become payable in the foreseeable future.

   DEVELOPMENT EXPENDITURE

   All computer development expenditure is written off as it is incurred except for capital expenditure on hardware and the associated externally purchased software related to the general development of the business which is capitalised and written off over 3 years.

HOLISTIC SYSTEMS LIMITED

2.  TURNOVER

   Turnover arises from the group's principal activity based on delivered, unconditional, signed licences (or other written confirmation) except in the case of distributor sales which are determined by invoice dates to distributors. Turnover is stated net of value added tax and trade discounts. Credit is taken for consulting services when the services are provided.

   An analysis of turnover by geographical
   market is given below:

                                                   1996          1995
                                            (Pounds)000   (Pounds)000
   Europe                                         7,431         6,040
   USA/Canada                                     6,749         3,941
   Far East                                         641           669
   Australia/New Zealand                          1,358         1,097
                                                 ------        ------
                                                 16,179        11,747
                                                 ======        ======

   Turnover and profit are attributable to one class of business.

3. INVESTMENT INCOME

                                                   1996          1995
                                                (Pounds)      (Pounds)
   Bank interest receivable                      98,427        38,054
   Other interest receivable                        670            91
                                                 ------        ------
                                                 99,097        38,145
                                                 ======        ======

4. INTEREST PAYABLE

                                                   1996          1995
                                                (Pounds)      (Pounds)
   On bank overdrafts wholly
   repayable within five years                      628         8,878
   On finance leases and hire purchase contracts  4,768            10
                                                 ------        ------
                                                  5,396         8,888
                                                 ======        ======

HOLISTIC SYSTEMS LIMITED

5.  PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

   Profit on ordinary activities before
   taxation is stated after charging/(crediting):

                                                               1996      1995
                                                             (Pounds)  (Pounds)
   Auditors' remuneration         -   Audit                    59,394     35,976
                                  -   Non-audit (UK only)      16,400     20,400
   Depreciation of fixed assets                               434,237    296,146
   Amortisation of goodwill                                         -     22,250
   (Profit)/loss on exchange                                  (48,726)    28,767
   Hire of plant and equipment                                381,642    332,834
   Exceptional item  overprovision
   relating to prior years                                    (30,000)   (80,000)
                                                               ======     ======

6.  DIRECTORS AND OTHER EMPLOYEES

    Staff costs include the following:

                                                                1996     1995
                                                             (Pounds)  (Pounds)
    Wages and salaries                                     7,506,819   5,207,656
    Social security costs                                    803,709     597,612
                                                           ---------   ---------
                                                           8,310,528   5,805,268
                                                           =========   =========

   The average weekly number of persons employed by the group during the year was as follows:

                                                              Number      Number
   Research and development                                       40          31
   Sales                                                          43          28
   Support                                                        52          49
   Administration                                                 16          16
   Directors                                                       8           6
                                                                 ---         ---
                                                                 159         130
                                                                 ===         ===

   The emoluments of the directors of the parent company were (Pounds)465,500 (1995 (Pounds)434,294). The chairman, who was also the highest paid director, received (Pounds)166,051 (1995 (Pounds)162,470).

   The emoluments of the other directors were in the following ranges:

                                                               Number        Number
   Pounds)55,001  -  (Pounds)60,000                                -           2
   Pounds)75,001  -  (Pounds)80,000                                1           -
   Pounds)95,001  -  (Pounds)100,000                               1           -
   (Pounds)125,001  -  (Pounds)130,000                             1           -
   (Pounds)155,001  -  (Pounds)160,000                             1           -
                                                                   -           1
                                                                  --          --
                                                                   3           3
                                                                  ==          ==

HOLISTIC SYSTEMS LIMITED

7. TAX ON PROFIT ON ORDINARY ACTIVITIES

                                                        1996       1995
                                                      (Pounds)   (Pounds)
   Based on the profit for the year:
   Corporation tax at 33% (1995 33%)                  136,000    357,332
   Overseas taxation                                  757,182    236,387
   Taxation under/(over) provided in prior years
     Corporation tax                                   12,375    (14,332)
                                                      -------    -------
                                                      905,557    579,387
                                                      =======    =======

8. DIVIDENDS

                                                       1996        1995
                                                     (Pounds)    (Pounds)
   Preference dividends                               8,744       14,300
                                                      =====       ======

9. TANGIBLE FIXED ASSETS

                                  Office
                               equipment     Computer      Motor     Leasehold
                            and fittings    equipment   vehicles  improvements       Total
                                (Pounds)     (Pounds)   (Pounds)      (Pounds)    (Pounds)
   Cost
   At 1 April 1995               216,265    1,262,355     29,404       50,152    1,558,176
   Exchange differences           10,028       18,931          -            -       28,959
   Additions                      25,828      449,329     79,886        8,429      563,472
   Disposals                           -            -    (29,404)           -      (29,404)
                                 -------    ---------    -------       ------    ---------
   At 31 March 1996              252,121    1,730,615     79,886       58,581    2,121,203
                                 -------    ---------    -------       ------    ---------
   Depreciation
   At 1 April 1995               121,267      924,577     29,403       11,852    1,087,099
   Exchange differences            4,484       13,838          -            -       18,322
   Charge for year                35,222      364,150     19,886       14,979      434,237
   Disposals                           -            -    (29,403)           -      (29,403)
                                 -------    ---------    -------       ------    ---------
   At 31 March 1996              160,973    1,302,565     19,886       26,831    1,510,255
                                 -------    ---------    -------       ------    ---------
   Net book value at
     31 March 1996                91,148      428,050     60,000       31,750      610,948
                                 =======     ========    =======       ======    =========
   Net book value at
     31 March 1995                94,998      337,778          1       38,300      471,077
                                 =======     ========    =======       ======    =========

HOLISTIC SYSTEMS LIMITED

10.  DEBTORS

                                              1996        1995
                                          (Pounds)    (Pounds)
   Trade debtors                         4,369,417   3,360,635
   Other debtors                           157,661     137,378
   Prepayments and accrued income          386,411      69,737
   Advance corporation tax
   recoverable                               2,186       3,575
                                         ---------   ---------
                                         4,915,675   3,571,325
                                         =========   =========


11.  CREDITORS--amounts falling
     due within one year

                                              1996        1995
                                          (Pounds)    (Pounds)
   Trade creditors                         523,204     288,744
   Obligations under finance leases
   and hire purchase contracts              11,636           -
   Corporation tax and taxes
   on overseas profits                     732,275     433,657
   Other taxes and social
   security costs                          313,257     300,857
   Advance corporation tax
   payable                                   2,186       3,575
   Accruals and deferred income          2,825,909   2,214,456
                                         ---------   ---------
                                         4,408,467   3,241,289
                                         =========   =========

12.  CREDITORS--amounts falling
     due after more than one year

                                              1996        1995
                                          (Pounds)    (Pounds)
   Obligations under finance leases
     and hire purchase contracts            51,463           -
   Other creditors                          12,580           -
                                         ---------   ---------
                                            64,043           -
                                         =========   =========

HOLISTIC SYSTEMS LIMITED

13.  CALLED UP SHARE CAPITAL

                                                      1996            1995
                                                  (Pounds)        (Pounds)
     Authorised:
     'A' ordinary shares of 10p each                 7,600           7,600
     'B' ordinary shares of 10p each                 3,400           3,400
     Non-cumulative participating redeemable
      2.5% preference shares of (Pounds)1 each     400,000         400,000
                                                   -------         -------
                                                   411,000         411,000
                                                   =======         =======

     Allotted and fully paid:
     'A' ordinary shares of 10p each                 6,645           6,905
     'B' ordinary shares of 10p each                 3,355           3,020
     Non-cumulative participating redeemable
      2.5% preference shares of (Pounds)1 each           -         400,000
                                                   -------         -------
                                                    10,000         409,925
                                                   =======         =======

     During the year the company redeemed 400,000 non-cumulative participating redeemable 2.5% preference shares at par. Prior to redemption, a dividend had been declared (note 8).

     The company also issued 750 'B' ordinary shares to employees, 700 at (Pounds)15.90 each and 50 at (Pounds)17.95 each (1995-1,650 shares issued to employees at (Pounds)15.90 each). Additionally 2,600 'A' ordinary shares of 10p each were converted to 'B' ordinary shares of 10p each.

14.  SHARE PREMIUM ACCOUNT

                                                        1996            1995
                                                    (Pounds)        (Pounds)
     At 1 April 1995/1994                             36,444          10,374

     Premium on shares issued during the year         11,952          26,070

     At 31 March 1996/1995                            48,396          36,444
                                                      ======          ======


15.  PROFIT AND LOSS ACCOUNT

                                                      1996            1995
                                                  (Pounds)        (Pounds)
     At 1 April 1995/1994                        2,183,403       1,365,516

     Profit for the year                         1,048,397         836,366

     Transfer to capital redemption reserve       (400,000)              -

     Exchange rate adjustments                      86,342         (18,479)
                                                 ---------       ---------
     At 31 March 1996/1995                       2,918,142       2,183,403


HOLISTIC SYSTEMS LIMITED

16.  RECONCILIATION OF OPERATING PROFIT TO
     NET CASH INFLOW FROM OPERATING ACTIVITIES

                                                1996         1995
                                            (Pounds)     (Pounds)
   Operating profit                        1,868,997    1,400,796
   Depreciation charges                      434,237      318,396
   (Decrease)/increase in provisions          (7,235)       4,512
   Exchange rate adjustments                  86,342      (18,479)
   (Increase)/decrease in debtors         (1,345,739)     113,035
   Increase in creditors                     863,018      100,160
                                          ----------    ---------

   Net cash inflow from operating
     activities                            1,899,620    1,918,420
                                          ==========    =========



17.  ANALYSIS OF CHANGES IN CASH AND
     CASH EQUIVALENTS DURING THE YEAR

                                               1996          1995
                                           (Pounds)      (Pounds)

   At 1 April 1995/1994                   1,903,185       957,405
   Net cash inflow                          492,347       945,780
                                          ---------     ---------
   At 31 March 1996/1995                  2,395,532     1,903,185
                                          =========     =========


18. ANALYSIS OF THE BALANCES OF CASH
    AND CASH EQUIVALENTS AS SHOWN IN
    THE BALANCE SHEET

                             Change in year ended
                                    31 March 1996         1996        1995
                                         (Pounds)     (Pounds)    (Pounds)
    Cash at bank and in hand              492,347    2,395,532   1,903,185
                                          =======    =========   =========

                             Change in year ended
                                    31 March 1995         1995        1994
                                         (Pounds)     (Pounds)    (Pounds)

    Cash at bank and in hand              945,780    1,903,185     957,405
                                          =======    =========   =========

HOLISTIC SYSTEMS LIMITED

19.  ANALYSIS OF CHANGES IN FINANCING
     DURING THE YEAR

                                            Share        Share
                                           capital      capital
                                             1996         1995
                                           (Pounds)     (Pounds)


   At 1 April 1995/1994                      446,369     420,134
                                           ---------    --------
   Issue of ordinary shares                   12,027      26,235
   Redemption of preference shares          (400,000)         -
                                           ---------    --------
                                            (387,973)     26,235
                                           ---------    --------
   At 31 March 1996/1995                      58,396     446,369
                                           =========    ========



20.  COMMITMENTS: OPERATING LEASES

                                  Land and buildings       Other
                                    1996      1995     1996     1995
                                  (Pounds)  (Pounds) (Pounds)  (Pounds)
   Annual commitments on
   agreements expiring:

   Within one year                 538,000   336,000   84,000   321,000
   Between one and five years      500,000   272,000   48,000   181,000
   After five years                 30,000    31,000    2,000        -
                                 ---------   -------  -------   -------
                                 1,068,000   639,000  134,000   502,000
                                 =========   =======  =======   =======

21.  PROVISIONS FOR LIABILITIES AND CHARGES

                                                     (Pounds)
   Provision against warranty
   costs and claim by former
   distributor

   At 1 April 1995                                    74,526
   Exchange rate differences                           1,024
   Utilised in the year                               (3,012)
   Provided in the year                                  569
                                                      ------
   At 31 March 1996                                   73,107
                                                      ======

HOLISTIC SYSTEMS LIMITED

22.  SHAREHOLDERS' FUNDS

                                                 1996         1995
                                             (Pounds)     (Pounds)
   RECONCILIATION OF MOVEMENTS

   Profit for the financial year            1,057,141      850,666

   Dividends                                   (8,744)     (14,300)
                                            ---------    ---------
                                            1,048,397      836,366

   New share capital subscribed                12,027       26,235
   Preference shares redeemed in the year    (400,000)         --
                                            ---------    ---------
   Net addition to shareholders' funds        660,424      862,601

   Exchange rate adjustment to opening
   shareholders' funds                         86,342      (18,479)

   Opening shareholders' funds              2,629,772    1,785,650
                                            ---------    ---------
   Closing shareholders' funds              3,376,538    2,629,772
                                            =========    =========

   SHAREHOLDERS' FUNDS COMPRISE:

   Equity interests                         3,376,538    2,229,772
   Non-equity interests                           --       400,000
                                            ---------    ---------
                                            3,376,538    2,629,772
                                            =========    =========

23.  CONTINGENT LIABILITY

   Holistic Systems Limited has received a claim for damages from a former distributor. Based on legal advice that the company has strong defences, the directors are firmly resisting the claim. It is not practicable to quantify the financial effect of the claim should it be found against the company.

24.  COMPANIES ACT 1985

   These consolidated accounts do not comprise the company's statutory accounts within the meaning of Section 240 of the Companies Act 1985 of Great Britain. Statutory accounts for the years ended 31 March 1996 and 31 March 1995 have been delivered to the Registrar of Companies for England and Wales. The auditors' report on those accounts were unqualified.

HOLISTIC SYSTEMS LIMITED

25. SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    The consolidated accounts are prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP"), which differ in certain significant respects from United States generally accepted accounting principles ("US GAAP"). These differences and their effect on the retained profit for the year are set out below.


                                                                                   1996
                                                                                (Pounds)
    Retained profit in accordance with UK GAAP, as reported in the
    consolidated profit and loss account                                      1,048,397
                                                                              ---------
    US GAAP adjustments:

    (a)  Adjustment to profit on ordinary activities before taxation:

         Foreign currency translation                                           (71,130)

    (b)  Adjustment to tax on profit on ordinary activities related to:

         Deferred taxation                                                       80,000

         Foreign currency translation                                            20,973
                                                                              ---------
         Net US GAAP adjustments                                                 29,843
                                                                              ---------
         Retained profit as adjusted for US GAAP                              1,078,240
                                                                              =========
Retained profit for the year arises from continuing operations.

ADDITIONAL INFORMATION

BAD DEBTS

The bad debt charge for the year ended 31 March 1996 was (Pounds)97,458 and bad debts written off amounted to (Pounds)115,180, net of recoveries.

Comments on the above and on the differences between the company's accounting policies and US GAAP are as follows:

   (a) FOREIGN CURRENCY

       Under UK GAAP, revenues, expenses and assets and liabilities relating to overseas subsidiaries are translated at the year end rate. Under US GAAP assets and liabilities are translated as under UK GAAP; however, revenues and expenses are translated at average rates for the year.

   (b) DEFERRED TAXATION

       Under UK GAAP, provision is made for deferred taxation under the liability method when it is probable that a tax liability will become payable. Under US GAAP, Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," requires deferred taxation to be provided in full on the liability method; in particular, it requires the recognition of deferred taxation assets for gross deductible temporary differences and operating loss carry forwards at the expected applicable tax rate based on currently enacted tax law. A valuation allowance would be provided for these deferred tax assets to the extent that it is more likely than not that they will not be realised.

       The adjustment of (Pounds)80,000 relates to the recognition of deferred taxation assets in respect of gross deductible temporary differences of (Pounds)50,000 and operating loss carry forwards of (Pounds)30,000.

HOLISTIC SYSTEMS LIMITED

25. SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)


   (c) CONSOLIDATED CASHFLOW STATEMENT

       The consolidated cashflow statement prepared in accordance with UK Financial Reporting Standard No. 1 presents substantially the same information as that required under US GAAP by Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows". These standards differ, however, with regard to the definition of cash and cash equivalents and in respect of the classification of items within the statements.

       Under US GAAP, cash and cash equivalents would not include bank overdrafts and borrowings with initial maturities of less than three months or cash held in escrow. Under UK GAAP, cash flows are presented separately for operating activities, servicing of finance and returns on investments, taxation, investing activities and financing activities. US GAAP, however, requires only three categories of cash flow activity to be reported: operating, investing and financing. Cash flows from taxation and servicing of finance and returns on investments shown under UK GAAP, would, with the exception of dividends paid, be included as operating activities under US GAAP. The payment of dividends would be included as a financing activity under US GAAP.